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PHI Operating Services Company Balance Sheet (Dollars in Thousands) (Unaudited)
As of March 31, 2005
Current Assets
Cash and cash equivalents	*
Accounts receivable from associated companies	*
Other prepayments	*
*

Deferred Charges and Other Assets
Deferred income tax	*
*

Total Assets	*

Current Liabilities
Accounts payable	*
Notes payable to associated companies	*
Interest and taxes accrued	*
Other	*
*
Capitalization
Common stock	*
Retained earnings	*
Conectiv money pool loan	*
Total capitalization	*

Total Capitalization and Liabilities	*
* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.
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PHI Operating Services Company Consolidated Statements of Income (Dollars in Thousands) (Unaudited)
Three Months Ended March 31, 2005

OPERATING REVENUES	*

OPERATING EXPENSES	*

OPERATING INCOME	*

OTHER INCOME	*

INTEREST EXPENSE	*

INCOME BEFORE INCOME TAXES	*

INCOME TAXES	*

NET INCOME	*
* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.